EXHIBIT 10.59





                              AMENDED AND RESTATED
                       EMPLOYMENT AGREEMENT BY AND BETWEEN
                   THE NEPTUNE SOCIETY, INC. AND MARCO MARKIN



     AMENDED AND RESTATED AGREEMENT, dated as of March 12, 2004 by and between The Neptune Society, Inc., a Florida Corporation; Neptune Society of America, Inc., a California Corporation; Neptune Management Corporation, a California Corporation; Heritage Alternatives, Inc., a California Corporation; and Trident Society, Inc., a California Corporation, (collectively the "Neptune Society" or the "Company") and Marco Markin (the "Executive").

     WHEREAS, the Company and the Executive entered into a written employment agreement dated as of June 6, 2001, which was amended by written agreement dated February 10, 2003 (the "2001 Employment Agreement"); and

     WHEREAS, the Company and the Executive have disagreed on the interpretation of certain provisions in the 2001 Employment Agreement related to the Executive's option to convert his compensation into shares of common stock of the Neptune Society, Inc.; and

     WHEREAS, the Company recognizes that the Executive has faithfully performed his duties and possesses unique talents and abilities which are integral to the success of the Company; and

     WHEREAS, the Company wishes to secure the Executive's services, among other things, to assure a smooth transition in the event of a change of control of the Company; and

     WHEREAS, the Executive and the Company wish to resolve their dispute respecting the terms of the 2001 Employment Agreement by restructuring the compensation paid to the Executive in the event of a termination of his employment or change of control of the Company and by extending the term of the Executive's employment with the Company; and

     WHEREAS, the Company and the Executive have determined that it is in the best interests of the Company and its shareholders to amend and restate the 2001 Employment Agreement in its entirety as set forth in this Agreement;

     NOW, THEREFORE, in consideration of the premises and mutual covenants set forth below, the parties hereby agree as follows:

     0.1 The 2001 Employment Agreement is deleted in its entirety and replaced with this Agreement.

     1. Employment. The Company hereby agrees to employ the Executive as Chief Executive Officer and Chairman of the Board of Directors of the Company, and the Executive hereby accepts employment, on the terms and conditions set forth below.

     2. Term. The Executive's employment by the Company hereunder (the "Employment Period") shall begin on January 1, 2001 as Chief Executive Officer of the Company (the "Effective Date") and end on December 31, 2007. Unless the Executive has delivered written notice to the contrary 90 days prior to the end of any Employment Period, the Employment Period shall be automatically extended for successive one-year periods (the "Executive's Annual Extensions"), up to a maximum of three (3) one-year periods, i.e., through and including December 31, 2010.

     3. Position and Duties. During the Employment Period, Executive shall serve as the Chief Executive Officer, Chairman of the Board of Directors and Director on the Board of Directors (the "Board") of the Company, with such authority and responsibilities, including Company-wide executive, administrative and finance as are normally associated with and appropriate for such positions. The Executive shall report directly to the Board of Directors. The Executive shall devote substantially all of his working time, attention and energies during normal business hours (other than absences due to illness or vacation) in the performance of his duties for the Company. Notwithstanding the above, Executive shall be permitted, to the extent such activities do not interfere with his performance of his duties and responsibilities hereunder or violate Section 9(a) or (b) of this Agreement, to (i) manage his financial and legal affairs, (ii) serve on civic or charitable boards or committees (it being expressly understood and agreed that the Executive's continuing to serve on any such board and/or committees on which he is serving, or with which he is otherwise associated, as of the Effective Date, not to interfere with his performance of his duties and responsibilities under this Agreement), (iii) serve on boards of other companies and (iv) make personal appearances and lectures, and the Executive shall be entitled to receive and retain all remuneration received by him from the items listed in clauses (i) through (iv) of this paragraph.

     4. Place of Performance. During the Employment Period, the Company shall maintain executive offices for the Executive in the greater Los Angeles, California area and the executive shall not be required to relocate to any other location. During the Employment Period, the Company shall provide the Executive with an office and staff normally associated with and appropriate for the discharge of his responsibilities. During the Employment Period, the Company shall provide housing costs in an amount that allows Executive to maintain housing equal to the standard Executive was accustomed to prior to being required to move to California.

     5. Compensation and Related Matters.

     (a) Base Salary. During the Employment Period, the Company shall pay the Executive a base salary at the rate of not less than $200,000 per year ("Base Salary"). The Executive's Base Salary shall be paid in approximately equal installments in accordance with the Company's customary payroll practices. If the Executive's Base Salary is increased by the Company, such increased Base Salary shall then constitute the Base Salary for all purposes of this Agreement. $30,000 ("Deferred Salary") of Base Salary shall be deferred until the Company's Operating Cash Flows defined as net income plus bonus compensation plus cash interest expense plus non-cash expenses plus net change in working capital in accordance with generally accepted accounting principles) are sufficient to make the entire Deferred Salary payment, or portion thereof. Upon achieving sufficient Operating Cash Flows, Executive shall not be required to defer any portion of Base Salary. At the commencement of the first of Executive's Annual Extensions, if any, Executive's Base Salary shall be increased by a minimum of five percent (5%) of the total compensation then being paid to Executive, i.e., including Base Salary, Annual Bonus, housing costs, and automobile and business expenses. It is agreed that as of the date of this Agreement, Executive's minimum annual total compensation is equal to $406,000. At the commencement of each subsequent Executive's Annual Extensions, if any, Executive's Base Salary shall be additionally increased by a



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


minimum of five percent (5%) of any increase over the subsequent year of the Executive's housing costs, automobile expense and business and entertainment allowance.

     (b) For each full fiscal year of the Company that begins and ends during the Employment Period, the Executive shall be eligible to earn an annual cash bonus (the "Annual Bonus") in such amount as shall be determined by the Board or the Compensation Committee of the Board (the "Compensation Committee") based on the achievement by the Company of performance goals established by the Board or the Compensation Committee for each such fiscal year, which may include targets related to the Operating Cash Flows of the Company; provided, that the Annual Bonus shall be no less than 50% of Base Salary. The Board or the Compensation Committee shall establish objective criteria to be used to determine the extent to which performance goals have been satisfied.

     (c) Automobiles. The Company shall provide the Executive with a monthly automobile allowance of no less than $1,000.

     (d) Business, Travel and Entertainment Expenses. The Company shall provide the Executive with a monthly business and entertainment allowance of no less than $1,000. The Company shall promptly reimburse the Executive for all business, travel and entertainment expenses consistent with the Executive's titles including, without limitation, first class transportation or travel.

     (e) Vacation. The Executive shall be entitled to four weeks of vacation per year during the first two years; five weeks of vacation per year during the third and fourth years; six weeks of vacation during the five and sixth years; seven weeks of vacation during the seventh and eighth years; and eight weeks of vacation after the eighth year of service. Vacation not taken during the applicable fiscal year (but not in excess of two weeks) shall be carried over to the next following fiscal year.

     (f) Welfare, Pension and Incentive Benefit Plans. During the Employment Period, the Executive (and his eligible spouse and dependents) shall be entitled to participate in all the welfare benefit plans and programs maintained by the Company from time to time for the benefit of its senior executives including, without limitation, all medical, hospitalization, dental, disability, accidental death and dismemberment and travel accident insurance plans and programs. In addition, during the Employment Period, the Executive shall be eligible to participate in all pension, retirement, savings and other employee benefit plans and programs maintained from time to time by the Company for the benefit of its senior executives.

     (g) Dues. During the Employment Period, the Company shall pay or promptly reimburse the Executive for annual dues for membership in the American Management Association, National Association of Accountants and similar organizations.

     6. Termination. The Executive's employment hereunder may be terminated during the Employment Period under the following circumstances:

     (a) Death. The Executive's employment hereunder shall terminate upon his death.




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

     (b) Disability. If, as a result of the Executive's incapacity due to physical or mental illness as determined by a physician selected by the Executive, and reasonably acceptable to the Company, (i) the Executive shall have been substantially unable to perform his duties hereunder for six consecutive months, or for an aggregate of 180 days during any period of twelve consecutive months and (ii) within thirty days after written Notice of Termination is given to the Executive after such six- or twelve- month period, the Executive shall not have returned to the substantial performance of his duties on a full-time basis, the Company shall have the right to terminate the Executive's employment hereunder for "Disability".

     (c) Cause. The Company shall have the right to terminate the Executive's employment for "Cause." For purposes of this Agreement, the Company shall have "Cause" to terminate the Executive's employment only upon the Executive's:

          (i) conviction of a felony or willful gross misconduct that, in either case, results in material and demonstrable damage to the business of the Company; or

          (ii) willful and continued failure to perform his duties hereunder (other than such failure resulting from the Executive's incapacity due to physical or mental illness or after the issuance of a Notice of Termination by the Executive for Good Reason) within thirty business days after the Company delivers to him a written demand for performance that specifically identifies the actions to be performed.

     For purposes of this Section 6(c), no act or failure to act by the Executive shall be considered "willful" if such act is done by the Executive in the good faith belief that such act is or was to be beneficial to the Company or one or more of its businesses, or such failure to act is due to the Executive's good faith belief that such action would be materially harmful to the Company or one of its businesses. Cause shall not exist unless and until the Company has delivered to the Executive a copy of a resolution duly adopted by a majority of the Board at a meeting of the Board called and held for such purpose after reasonable (but in no event less than thirty days) notice to the Executive and an opportunity for the Executive, together with his counsel, to be heard before the Board, finding that in the good faith opinion of the Board that "Cause" exists, and specifying the particulars thereof in detail. This Section 6(c) shall not prevent the Executive from challenging in any court of competent jurisdiction the Board's determination that Cause exists or that the Executive has failed to cure any act (or failure to act) that purportedly formed the basis for the Board's determination.

     (d) Good Reason. The Executive may terminate his employment for "Good Reason" after giving the Company detailed written notice thereof if the Company shall have failed to cure the event or circumstance constituting "Good Reason" within ten business days after receiving such notice. Good Reason shall mean the occurrence of any of the following without the written consent of the Executive or his approval in his capacity as a Board Member:

          (i) the assignment to the Executive of duties inconsistent with this Agreement or a change in his titles or authority;

          (ii) any failure by the Company to comply with Section 5 hereof in any material way;



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

          (iii) the requirement of the Executive to relocate to locations other than those provided in Section 4 hereof;

          (iv) the failure of the Company to comply with and satisfy Section 12(a) of this Agreement;

          (v) the Company, other than through the actions of the Executive, intentionally violates any federal or state law or regulation that results in material and demonstrable damage to the business of the Company and/or the reputation of the Executive;

          (vi) any material breach of this Agreement by the Company;

          (vii) the Company loses or is unable to renew any funeral director, crematory, pre-need or other license necessary to carry on a material portion of the Company's business in any State in which the Company is currently licensed as a result of a Change in Control of the Company as defined in Section 6(g) of this Agreement; or

          (viii) the Company engages in a material transaction or transactions out of the ordinary course of business that materially affects the on-going business of the Company.

     The Executive's right to terminate his employment hereunder for Good Reason shall not be affected by his incapacity due to physical or mental illness. The Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

     (e) Without Cause. The Company shall have the right, at any time after February 28, 2005, to terminate the Executive's employment hereunder without Cause by providing the Executive with a Notice of Termination.

     (f) Without Good Reason. The Executive shall have the right to terminate his employment hereunder without Good Reason by providing the Company with a Notice of Termination.

     (g) Change of Control. The Executive may terminate his employment due to a change of control of The Neptune Society, Inc. by providing the Company with a Notice of Termination. However, the Executive may not terminate his employment until a date that is between six (6) and twelve (12) months on or after the date that the Company first publicly announces a definitive agreement that would result in a Change of Control (even though such definitive agreement may still be subject to approval by the Company's stockholders and other conditions and contingencies). Change of Control for the purposes of this Section 6(g) shall mean:

     (i) if any person or entity becomes the beneficial owner, directly or indirectly, of securities of The Neptune Society, Inc. representing 50% or more of the common stock and voting power of The Neptune Society, Inc. (this provision shall not be applicable to a Change in Control that occurs on or before March 10, 2006, in which any one of Green Leaf Investors, LLC, CapEx, L.P., Bow River Capital Fund L.P., BG Capital Group Ltd., or any entity in which the principals of any one of the foregoing companies owns a majority interest, becomes the beneficial owner, directly or indirectly, of securities of The Neptune Society, Inc. representing fifty percent (50%) or more of the outstanding shares of the common stock of The Neptune Society, Inc., or of the combined voting power of The Neptune Society, Inc.'s then-outstanding securities. For clarification purposes,



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

a copy of the shareholders of record as of the date that this Agreement is entered into is attached hereto as "Exhibit B")

          (ii) a change in the shareholders of record of The Neptune Society, Inc. at the time that this Agreement is entered into, such that the current shareholders do not retain at least 50% of the common stock and voting power of The Neptune Society, Inc. (this provision shall not be applicable to a Change in Control that occurs on or before March 10, 2006, in which any one of Green Leaf Investors, LLC, CapEx, L.P., Bow River Capital Fund L.P., BG Capital Group Ltd., or any entity in which the principals of any one of the foregoing companies owns a majority interest, becomes the beneficial owner, directly or indirectly, of securities of The Neptune Society, Inc. representing fifty percent (50%) or more of the outstanding shares of the common stock of The Neptune Society, Inc., or of the combined voting power of The Neptune Society, Inc.'s then-outstanding securities. For clarification purposes, a copy of the shareholders of record as of the date that this Agreement is entered into is attached hereto as "Exhibit B"); or

          (iii) in the event that on or after March 10, 2004, any one of Green Leaf Investors, LLC, CapEx, L.P., Bow River Capital Fund L.P., BG Capital Group Ltd., or any entity in which the principals of any one of the foregoing companies owns a majority interest, becomes the beneficial owner, directly or indirectly, of 50% or more of the common stock and voting power of The Neptune Society, Inc. and subsequent to such shareholder owning 50% or more of the of the common stock and voting power of The Neptune Society, Inc such shareholder does not retain at least 50% of the common stock and voting power of The Neptune Society, Inc

          (iii) if The Neptune Society, Inc. is party to a merger or consolidation, or series of related transactions, which results in the voting securities of The Neptune Society, Inc. outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving or another entity) at least fifty percent (50%) of the combined voting power of the voting securities of The Neptune Society, Inc. or such surviving or other entity outstanding immediately after such merger or consolidation; or

          (iv) approval by the shareholders of The Neptune Society, Inc. of a liquidation, dissolution or sale of all of the assets of The Neptune Society, Inc.

     7. Termination Procedure.

     (a) Notice of Termination. Any termination of the Executive's employment by the Company or by the Executive during the Employment Period (other than pursuant to Section 6(a)) shall be communicated by written Notice of Termination to the other party. For purposes of this Agreement, a "Notice of Termination" shall mean a notice indicating the specific termination provision in this Agreement relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under that provision.

     (b) Date of Termination. "Date of Termination" shall mean (i) if the Executive's employment is terminated by his death, the date of his death, (ii) if the Executive's employment is terminated pursuant to Section 6(b), thirty
(30) days after the date of receipt of the Notice of Termination



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

(provided that the Executive does not return to the substantial performance of his duties on a full-time basis during such thirty (30) day period), (iii) if the Executive's employment (A) is terminated pursuant to Section 6(c), (B) is terminated pursuant to Section 6(d), (C) is terminated pursuant to Section 6(e),
(D) is terminated by reason of the expiration of the Employment Period on December 31, 2010, or (E) is terminated pursuant to Section 6(g), the day on which the Executive receives the Purchase Price in full as hereinafter provided in Section 8(d), and (iv) if the Executive's employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within thirty (30) days after the giving of such notice) set forth in such Notice of Termination. Upon the Date of Termination, the Executive, if applicable, shall resign as an officer, director and employee of the Company.

     8. Compensation Upon Termination, Expiration of Employment Period, Change of Control or During Disability. In the event the Executive is disabled or dies or his employment terminates during the Employment Period, the Company shall provide the Executive with the payments and benefits set forth below. The Executive acknowledges and agrees that the payments set forth in this Section 8 constitute liquidated damages for termination of his employment during the Employment Period and shall be the Executive's sole and exclusive remedy.

     (a) By Executive Without Good Reason. If the Executive's employment is terminated by the Executive other than for Good Reason or Due to Change of Control, then the Company shall provide the Executive on or before the Date of Termination with (i) his Base Salary, all deferred compensation (including deferred, accrued and/or board or compensation committee approved but unaccrued compensation and/or other type of consideration), all payments due pursuant to
Section 15 and accrued vacation pay through the Date of Termination; and (ii) reimbursement pursuant to Section 5(d) for business expenses incurred but not paid prior to such termination of employment (hereafter (i) and (ii) are referred to as "Accrued Obligations"); and the Executive shall retain the rights to exercise any and/or all vested options to purchase the Company's common stock until the tenth anniversary of the Date of Termination. The Company shall have no further obligation to the Executive hereunder.

     (b) Disability. During any period that the Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness ("Disability Period."), the Executive shall continue to receive his full Base Salary set forth in Section 5(a) until his employment is terminated pursuant to
Section 6(b). In the event the Executive's employment is terminated for Disability pursuant to Section 6(b), the Company shall provide the Executive with the excess, if any, of his full Base Salary over the amount of any long-term disability benefits that he receives under the Company's welfare benefit plans and programs, payable in accordance with the normal payroll practices of the Company, for the remainder of the Employment Period, payment on or before the Date of Termination of Executive's Accrued Obligations and the Executive shall retain the rights to exercise any and/or all vested options to purchase the Company's common stock until the tenth anniversary of the Date of Termination. The Company shall have no further obligations to the Executive hereunder.

     (c) Death. If the Executive's employment is terminated by his death, the Company shall provide to the Executive's beneficiary, legal representatives or estate, as the case may be, the Executive's full Base Salary, payable in accordance with the normal payroll practices of the Company, for a



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

period equal to no longer than one (1) year after the date of the Executive's death, or the remaining term of the Employment Period, which is earlier, payment within thirty days of his death of Executive's Accrued Obligations and the rights to exercise any and/or all vested options to purchase the Company's common stock until the tenth anniversary of his death. The Company shall have no further obligations to the Executive hereunder,

     (d) Termination By the Company With Cause, Without Cause, Due to Expiration of Employment Period or By Executive for Good Reason or Due to Change of Control. If (A) the Executive's employment is terminated by the Company with Cause, (B) the Executive's employment is terminated by the Company without Cause, (C) the Executive is still employed by the Company under this Agreement as of December 30, 2010, or (D) the Executive has delivered a Notice of Termination to the Company pursuant to Sections 6(d) or 6(g):

          (i) the Company shall forthwith deliver a Notice of Termination to the Executive (even if the Executive has delivered a Notice of Termination to the Company pursuant to Sections 6(d) or 6(g)) which shall state that the Company shall purchase the following common shares, options and warrants of The Neptune Society, Inc. which are owned by the Executive or related parties as at the date of this Agreement (the "Executive's Shares"):

               A. 123,376 common shares owned by the Executive;

               B. Options, owned by the Executive, to acquire 150,000 common shares in the Company at an exercise price of $0.65 per share;

               C. 307,692 common shares owned by 570421 B.C. Ltd.;

               D. Warrants, owned by 570421 B.C. Ltd., to acquire 307,692 common shares in the Company at an exercise price of $0.72 per share; and

               E. 107,750 common shares owned by Karla Markin;

and which shall state the amount which the Company will pay for the Executive's Shares (the "Purchase Price").

          (ii) if the Executive disputes the amount of the Purchase Price, the Executive shall deliver written notice to the Company (the "Valuation Notice") within fifteen (15) days of receiving the Notice of Termination under this
Section 8(d), requesting that the price which the Company shall pay for the Executive's Shares be determined by a third party valuator (the "Valuator"). If the Valuation Notice is not received by the Company within such fifteen (15) day period, then the Purchase Price shall remain as set out in the Notice of Termination. Upon the Company receiving the Valuation Notice, the Executive shall meet with the Directors of the Company for the purposes of identifying and retaining the Valuator. The Valuator shall be from any one of the then three largest accounting firms in the United States. In the event that the Executive and the Directors of the Company do not agree upon the choice of the Valuator within 30 days of the delivery of the Valuation Notice, then a list comprised of the three largest accounting firms in the United States shall be generated. The Executive shall, within 3 business days, strike the name of one accounting



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firm from the list and the Company shall, within 3 business days after receiving notice of the name stricken by the Executive, strike the name of one accounting firm from the list. The remaining accounting firm shall be engaged to conduct the valuation, with a request that the accounting firm assign the person or team of persons best qualified to value a company in the death services industry.

          (iii) The Valuator shall prepare and deliver to the Executive and the Directors of the Company a written report (the "Valuation Report") setting out the fair market value of the Executive's Shares as soon as possible, but in any event within 60 days after being retained. The Valuator shall prepare his/her Valuation Report based on the Company's value as an on-going business concern, and any other valuation methods that the Valuator believes, in his/her professional judgment, to be appropriate under all of the circumstances. The Valuation Report shall be based on the performance and value of the Company as averaged over the three years immediately preceding the delivery of the Valuation Notice. In the event that the Valuator uses more than one method of valuation, the Executive's Shares shall be valued using the method of valuation that assigns the highest value to Executive's Shares, provided that method is one of the general accepted methods of business valuation used in accounting industry in the United States. The Valuation Report shall be final and binding on the parties and the highest fair market value of the Executive's Shares set forth in the Valuation Report shall be deemed to be the Purchase Price;

          (iv) The Company shall promptly make available to the Valuator all books, records and other data and information in their possession or control as the Valuator may reasonably require for the purposes of his or her valuation;

          (v) The value of the Executive's Shares to be determined by the Valuator shall be equal to 13% of the value of the Company. The Valuator shall base such determination of 13% of the value of the Company on a pro-rated basis of the fair market value of all of the common shares of the Company, without considering a premium for a control position, a discount for a minority position or the trading price of the common stock on a stock exchange. The fair market value of the Executive's Shares shall also be increased by the sum of the difference, if any, between the amount of dividends paid by the Company to the Executive or related parties, on account of the Executive's Shares, since the date of this Agreement until the date of the Valuation Report, and 13% of the total amount of dividends paid by the Company, on account of any shares of the Company, during such time period;

          (vi) The Company shall pay all fees and expenses charged by the Valuator for preparing the Valuation Report and the Valuator shall be entitled to retain such qualified independent appraisers as each may deem appropriate to assist with its valuation;

          (vii) The Company shall pay the Executive the Purchase Price in full no later than 90 days following the Company's delivery of the Notice of Termination to the Executive, or in the event that the Executive delivers the Valuation Notice to the Company, no later than 90 days following the Company's receipt of the Valuation Report. In no event will the Company be obligated to pay the Purchase Price to the Executive if a continuing Default Event (one that has not previously been waived or cured) has occurred under the Debenture Purchase and Amendment Agreement dated July 31, 2003 between the Company and CapEx, LP and DH Blair Investment Banking Corp (the

"Senior Lenders") or the Amended and Restated Debentures issued to the Senior Lenders by the Company on July 31, 2003. Also, in the absence of a continuing Default Event (as defined in the above referenced agreements with the Senior Lenders), the Company will not be obligated to pay the Purchase Price if such payment would render the Company insolvent or otherwise unable to pay its liabilities in the normal course of business, which liabilities would include the regularly scheduled monthly and annual principal and interest due the Senior Lenders. Provided, however, that if the Company is unable to pay the Purchase Price for such reasons, the Company will use all reasonable commercial efforts to raise capital for the Company to enable the Company to pay the Purchase Price to the Executive when so obligated. For so long as the purchase price remains unpaid, the executive shall continue to be employed by the Company pursuant to the terms hereunder. (Employment period shall be so extended) until the Purchase Price is paid in full to the Executive. During this time the base salary payable to the Executive is to be increased by 12% per annum. Notwithstanding the forgoing and as long as a continuing Default Event has not occurred with respect to the agreements with the Senior Lenders referred to above in this Section, the Company shall immediately pay to the Executive when due whatever portion of the Purchase Price the Company is able to pay without rendering it insolvent or unable to pay its liabilities in the normal course of business.

          (viii) No transfer of the Executive's Shares shall be made to the Company unless and until the Purchase Price is paid in full. The Executive shall retain full voting and other applicable rights until the Executive's Shares are transferred to the Company.

          (ix) Until the Company pays the Executive the Purchase Price in full, the Executive shall be entitled to continue to receive and shall be paid all compensation and benefits, including pro-rated Base Salary, Annual Bonus, housing costs, automobile expense, business and entertainment expense and health benefits, set forth in sections 4(a) and 5 hereof, in accordance with the Company's customary payroll practices; and

          (x) The foregoing provisions shall be subject to the Right of First Refusal Agreement between CapEx, L.P., D.H. Blair Investment Banking Corp., The Neptune Society, Inc. and Marco Markin, dated as of December 24, 1999 CapEx has the first right to purchase the Executive's Shares upon Notice of Termination at the Purchase Price, as provided for in the Right of First Refusal Agreement ("ROFR"). In addition to the Notice (as defined in the ROFR) required in the ROFR, CapEx shall receive copies of the Notice of Termination from the Company to the Executive within 5 days of receipt of Notice of Termination by the Executive. If the Executive does not accept the offered Purchase Price, CapEx shall receive promptly copies of the Valuation Notice and the Valuation Report.

Upon payment in full of the Purchase Price by the Company to the Executive, the Company shall have no further obligation to the Executive hereunder.

     (e) Mitigation. The Executive shall not be required to mitigate damages with respect to the termination of his employment under this Agreement by seeking other employment or otherwise, and there shall be no offset against amounts due the Executive under this Agreement on account of subsequent employment except as specifically provided in this Section 8. Additionally, amounts owed to the Executive under this Agreement shall not be offset by any claims the Company may have against the Executive, and the Company's obligation to make the payments provided for in this Agreement, and otherwise to perform its obligations hereunder, shall not be affected by any other circumstances, including, without limitation, any counterclaim, recoupment, defense or other right which the Company may have against the Executive or others.

     8.1. Restrictions on Shares

     (a) The Executive, shall not, at any time during the term of this Agreement, without the consent of the Company, which consent may be withheld at the Company's sole discretion, exchange, transfer, assign, donate or otherwise dispose of the Executive's Shares or cause the Executive's Shares to be exchanged, transferred, assigned, donated or otherwise disposed of; and

     (b) The Executive shall not, at any time during the term of this Agreement, without the consent of the Company, which consent may be withheld at the Company's sole discretion, create, incur, assume or suffer to exist upon any of the Executive's Shares any liens whatsoever, or cause to be created, incurred, assumed or suffered to exist upon any of the Executive's Shares any liens whatsoever.

     9. Confidential Information; Non-Competition; Nonsolicitation.

     (a) Confidential Information. Except as may be required or appropriate in connection with his carrying out his duties under this Agreement, the Executive shall not communicate to anyone other than the Company and those designated by the Company or on behalf of the Company in the furtherance of its business or to perform his duties hereunder, any trade secrets, confidential information, knowledge or data relating to the Company and its businesses and investments, obtained by the Executive during the Executive's employment by the Company, except as compelled by a judiciary proceeding of competent jurisdiction.

     (b) Noncompetition. In the event the Purchase Price is paid to the Executive, the Executive shall not, for period of 12 months after the Date of Termination, engage in or become associated with any Competitive Activity. For purposes of this Section 9(b), a "Competitive Activity" shall mean any business or other endeavor that engages in any state in which the Company has significant business operations as of the Date of Termination to a significant degree in a business that directly competes with all or any substantial part of the Company's business as of the Date of Termination; provided, that, a Competitive Activity shall not include (i) any speaking engagement to the extent such speaking engagement does not promote or endorse a product or service of the Business, (ii) the writing of any book or article relating to subjects other than the Business (e.g., nonfiction relating to the Executive's career or general business advice) or (iii) the television, video or movie business. The Executive shall be considered to have become "associated with a Competitive Activity" if he becomes involved as an owner, employee, officer, director, independent contractor, agent, partner, advisor, or in any other capacity calling for the rendition of the Executive's personal services, with any individual, partnership, corporation or other organization that is engaged in a Competitive Activity and his involvement relates to a significant extent to the Competitive Activity of such entity; provided, however, that the Executive shall not be prohibited from (a) owning less than five percent (5%) of any publicly traded corporation, whether or not such corporation is in competition with the Company or (b) serving as a director of a corporation or other entity the primary business of which is not a Competitive Activity. If, at any time, the provisions of this Section 9(b) shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 9(b) shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and the Executive agrees that this Section 9(b) as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

     (c) Nonsolicitation. During the Employment Period, and for 12 months after the Executive's Date of Termination if the Executive's employment is terminated by the Company for Cause or the Executive terminates employment without Good Reason, the Executive will not, directly or indirectly, solicit for employment by other than the Company any person (other than any personal secretary or assistant hired to work directly for the Executive) employed by the Company or its affiliated companies, nor will the Executive, directly or indirectly, solicit for employment by other than the Company any person known by the Executive (after reasonable inquiry) to be employed at the time by the Company or its affiliated companies.

     (d) Injunctive Relief. In the event of a breach or threatened breach of this Section 9, the Executive agrees that the Company shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, the Executive acknowledging that damages would be inadequate and insufficient.

     10. Indemnification.

     (a) General. The Company agrees that if the Executive is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that the Executive is or was a trustee, director or officer of the Company, or any of its affiliates or is or was serving at the request of the Company, or any of its affiliates as a trustee, director, officer, member, employee or agent of another corporation or a partnership, joint venture, limited liability company, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as a trustee, director officer, member employee or agent while serving as a trustee, director, officer, member, employee or agent, the Executive shall be indemnified and held harmless by the Company to the fullest extent authorized by California law, as the same exists or may hereafter be amended, against all Expenses incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if the Executive has ceased to be an officer, director, trustee or agent, or is no longer employed by the Company and shall inure to the benefit of his heirs, executors and administrators.

     (b) Expenses. As used in this Agreement, the term "Expenses" shall include, without limitation, damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements, and costs, attorneys' fees, accountants' fees, and disbursements and costs of attachment or similar bonds, investigations, and any expenses of establishing a right to indemnification under this Agreement.

     (c) Enforcement. If a claim or request under this Section 10 is not paid by the Company or on its behalf; within thirty (30) days after a written claim or request has been received by the Company, the Executive may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim or request and if successful in whole or in part, the Executive shall be entitled to be paid also the expenses of prosecuting such suit. All obligations for indemnification hereunder shall be subject to, and paid in accordance with, applicable California law.

     (d) Partial Indemnification. If the Executive is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any Expenses, but not, however, for the total amount thereof, the Company shall nevertheless indemnify the Executive for the portion of such Expenses to which the Executive is entitled.

     (e) Advances of Expenses. Expenses incurred by the Executive in connection with any Proceeding shall be paid by the Company in advance upon request of the Executive that the Company pay such Expenses, but only in the event that the Executive shall have delivered in writing to the Company (i) an undertaking to reimburse the Company for Expenses with respect to which the Executive is not entitled to indemnification and (ii) a statement of his good faith belief that the standard of conduct necessary for indemnification by the Company has been met.

     (f) Notice of Claim. The Executive shall give to the Company notice of any claim made against his for which indemnification will or could be sought under this Agreement. In addition, the Executive shall give the Company such information and cooperation as it may reasonably require and as shall be within the Executive's power and at such times and places as are convenient for the Executive.

     (g) Defense of Claim. With respect to any Proceeding as to which the Executive notifies the Company of the commencement thereof:

          (i) The Company will be entitled to participate therein at its own expense;

          (ii) Except as otherwise provided below, to the extent that it may wish, the Company will be entitled to assume the defense thereof with counsel reasonably satisfactory to the Executive, which in the Company's sole discretion may be regular counsel to the Company and tray be counsel to other officers and directors of the Company or any subsidiary. The Executive also shall have the right to employ his own counsel in such action, suit or proceeding if he reasonably concludes that failure to do so would involve a conflict of interest between the Company and the Executive, and under such circumstances the fees and expenses of such counsel shall be at the expense of the Company.

          (iii) The Company shall not be liable to indemnify the Executive under this Agreement for any amounts paid in settlement of any action or claim affected without its written consent. The Company shall not settle any action or claim in any manner which would impose any penalty that would not be paid directly or indirectly by the Company or limitation on the Executive without the Executive's written consent. Neither the Company nor the Executive will unreasonably withhold or delay their consent to any proposed settlement.

     (h) Non-exclusivity. The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Section 10 shall not be exclusive of any other right which the Executive may have or hereafter may acquire under any statute or certificate of incorporation or bylaws of the Company or any subsidiary, agreement, vote of shareholders or disinterested directors or trustees or otherwise.

     (i) Insurance. The Company shall obtain, if not already in effect, and maintain adequate and proper liability insurance as is customary of a public company in its industry.

     11. Legal Fees and Expenses. If any contest or dispute shall arise between the Company and the Executive regarding any provision of this Agreement, the Company shall reimburse the Executive for all legal fees and expenses reasonably incurred by the Executive in connection with such contest or dispute, but only if the Executive prevails to a substantial extent with respect to the Executive's claims brought and pursued in connection with such contest or dispute. Such reimbursement shall be made as soon as practicable following the resolution of such contest or dispute (whether or not appealed) to the extent the Company receives reasonable written evidence of such fees and expenses.

     12. Successors; Binding Agreement.

     (a) Company's Successors. No rights or obligations of the Company under this Agreement may be assigned or transferred, except that the Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall include any successor to its business and/or assets (by merger, purchase or otherwise) which executes and delivers the agreement provided for in this Section 12 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

     (b) Executive's Successors. The Executive may assign this Agreement to a company in which he is a majority owner provided that such company contemporaneously agrees to loan out the services of the Executive to the Company pursuant to the terms herein. Except for the foregoing, no rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than his rights to payments or benefits hereunder, which may be transferred only by will or the laws of descent and distribution. Upon the Executive's death, this Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's beneficiary or beneficiaries, personal or legal representatives, or estate, to the extent any such person succeeds to the Executive's interests under this Agreement. If the Executive should die following his Date of Termination while any amounts would still be payable to him hereunder if he had continued to live, all such amounts unless otherwise provided herein shall be paid in accordance with the terms of this Agreement to such person or persons so appointed in writing by the Executive, or otherwise to his legal representatives or estate.

     13. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally or by United States certified oar registered mail, return receipt requested, postage prepaid, addressed as follows:

     If to the Executive:  At his residence address most recently filed with the
                           Company.

     If to the Company:    The Neptune Society, Inc.,
                           4312 Woodman Ave., Third Floor
                           Sherman Oaks, CA 91423
                           Attn: Chief Financial Officer

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

     14. Parachute Excise Tax Gross-Up. Other than in respect of payment of the Purchase Price to the Executive, if the Executive becomes subject to the excise tax applicable to excess parachute payments under Section 4999 of the Internal Revenue Code of 1986, as amended, then the Company shall reimburse Executive for that tax (subject to certain limitations). The details of the gross-up payment are described in "Exhibit A" attached and amended hereto.

     15. Intentionally Deleted

     16. Miscellaneous. No provisions of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing signed by the Executive and by a duly authorized officer of the Company, and such waiver is set forth in writing and signed by the party to be charged, No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The respective rights and obligations of the parties hereunder of this Agreement shall survive the Executive's termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without regard to its conflicts of law principles.

     17. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this agreement, which shall remain in full force and effect.

     18. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether in respect of such subject matter including, without limitation. Any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled.

     19. Withholding. All payments hereunder shall be subject to any required withholding of Federal, state, and local taxes pursuant to any applicable law or regulation.

     20. Section Headings. The section headings in this Employment Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

     WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.


THE NEPTUNE SOCIETY, INC.                         EXECUTIVE


_____________________________                     ______________________________
By:                                               Marco Markin
         Mathew Hoogendoorn
         Chief Financial Officer

                                   EXHIBIT A


Parachute Excise Tax Gross-Up provisions.

     (a) Gross-Up Payment. If it is deemed that any payment or distribution of any type to or for the benefit of the Executive by the Company, any of its affiliates, any person who acquires ownership or control of the Company or ownership of a substantial portion of the Company's assets within the meaning of
Section 280(g) of the Internal Revenue Code of 1986, as amended (the "Code"), (and the regulations thereunder) or any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this letter or otherwise (the "Total Payments"), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax and any such interest or penalties are collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment"). The amount of the Gross-Up Payment shall be as follows:

     (i) If the Gross-Up Payment becomes payable in a taxable year of the Company in which the Company has no taxable income (after taking into account net operating loss carry-forwards), the Gross-Up Payment shall be equal to the product of (A) 505 multiplied by (B) an amount calculated to ensure that after pate by the Executive of all taxes (and any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments.

     (ii) If the Gross-Up Payment becomes payable in a taxable year of the Company in which the Company has taxable income (after taking into account net operating loss catty forwards), the Gross-up Payment shall be equal to the excise tax imposed on the Executive by Section 4999 of the Code, without regard to any taxes payable by the Executive with respect to the Gross-Up Payment.

     (b) Determination by Accountant. All determinations and calculations required to be made under this Exhibit B shall be made by an independent accounting firm selected by the Executive from among the largest five accounting firms in the United States (the "Accounting Firm"), which shall provide its determination (the "Determination"), together with detailed supporting calculations regarding the amount of any Gross-Up Payment and any other relevant matter, both to the Company and the Executive within five days of the termination of the Executive's employment, if applicable, or such earlier time has is requested by the Company or the Executive (if the Executive reasonably believes that any of the Total Payments may be subject to the Excise Tax). If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written statement that such Accounting Firm has concluded that no Excise Tax is payable (including the reasons therefor) and that the Executive has substantial authority not to report any Excise Tax on the Executive's federal income tax return. If a Gross-Up Payment is determined to be payable, it shall be paid to the Executive within five days after the Determination is delivered to the Company or the

Executive. Any determination by the Accounting Finn shall be binding upon the Company and the Executive, absent manifest error. The Company shall pay the fees and costs of the Accounting Firm.

     (c) Over and Underpayments. As a result of uncertainty in the application of Section 4999 of the Code at the tithe of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments not made by the Company should have been made ("Underpayment"), or that Gross-Up Payments will have been made by the Company which should not have been made ("Overpayments"). In either such event, the Accounting Firm shall determine the amount of the Underpayment or Overpayment that has occurred. In the case of an Underpayment, the amount of such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive. In the case of an overpayment, the Executive shall, at the direction and expense of the Company, take such steps as are reasonably necessary (including the fling of returns and claims for refund), follow reasonable instructions from, and procedures established by, the Company, and otherwise reasonably cooperate with the Company to correct such Overpayment.

     (d) Limitation on Parachute Payments. Any other provision of this Exhibit A notwithstanding, if the Excise Tax could be avoided by reducing the Total Payments by $45,000 or less, then the Total Payments shall be reduced to the extent necessary to avoid the Excise Tax and no Gross-Up Payment shall be made. If the Accounting Firm determines that the Total Payments are to be reduced under the preceding sentence, then the Company shall promptly give the Executive notice to that effect and a copy of the detailed calculation thereof The Executive may then elect, in the Executive's sole discretion, which and how much of the Total Payments are to be eliminated or reduced (as long as after such election no Excise Tax will be payable) and shall advise the Company in writing of the Executive's election within 10 days of receipt of notice. If no such election is made by the Executive within such 10-day period, then the Company may elect which and how much of the Total Payments are to be eliminated or reduced (as long as after such election no Excise Tax will be payable) and shall notify the Executive promptly of such election.











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